PRESS RELEASE
AmerisourceBergen Corporation
1 West First Avenue Conshohocken, PA 19428

AMERISOURCEBERGEN ELECTS LORENCE H. KIM, M.D., TO ITS BOARD OF DIRECTORS

CONSHOHOCKEN, PA, September 27, 2022 — AmerisourceBergen Corporation (NYSE: ABC) today announced that its Board of Directors has elected Lorence H. Kim, M.D., 48, as a new independent director, effective October 1, 2022. With the election of Dr. Kim, the Board of Directors will increase from ten to eleven members, nine of whom are independent.

“We look forward to Dr. Kim joining AmerisourceBergen’s Board of Directors. His business acumen, deep financial expertise, and healthcare knowledge will bring great perspective to the Board, AmerisourceBergen, and our stakeholders,” said Jane E. Henney, M.D., Lead Independent Director.

“Lorence’s background makes him an excellent fit for AmerisourceBergen as we advance our strategic growth priorities and vision,” said Steven H. Collis, Chairman, President & Chief Executive Officer. “Lorence’s sophistication and experience in pharmaceutical innovation will be incredibly valuable as we continue to focus on delivering long-term sustainable growth, guided by our purpose of being united in our responsibility to create healthier futures.”

Dr. Kim is currently a Venture Partner at Third Rock Ventures, LLC. From 2014 to 2020, he was the Chief Financial Officer of Moderna, Inc. Prior to that, he spent 14 years at Goldman, Sachs & Co., where his last role was Managing Director and Co-Head, Biotechnology Investment Banking. Dr. Kim is a director of Cowen Inc. and Revolution Medicines, Inc. He also serves as a director of Abata Therapeutics, Inc., and Flare Therapeutics Inc., and was a director at Seres Therapeutics, Inc., from 2014 to 2020. In addition, he is a member of the Board of Governors of the American Red Cross and a member of the Board of Trustees for Prep for Prep.

Dr. Kim earned his bachelor’s degree in Biochemical Sciences from Harvard University. He earned an M.B.A. in Health Care Management from the Wharton School of the University of Pennsylvania and an M.D. from the University of Pennsylvania School of Medicine.

About AmerisourceBergen

AmerisourceBergen fosters a positive impact on the health of people and communities around the world by advancing the development and delivery of pharmaceuticals and healthcare products. As a leading global healthcare company, with a foundation in pharmaceutical distribution and solutions for manufacturers, pharmacies and providers, we create unparalleled access, efficiency and reliability for human and animal health. Our 42,000 global team members power our purpose: We are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #10 on the Fortune 500 with more than $200 billion in annual revenue. Learn more at investor.amerisourcebergen.com.

Contact:    Bennett S. Murphy
        Senior Vice President, Investor Relations
610-727-3693
        bmurphy@amerisourcebergen.com

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